Exhibit 99.1

For Immediate Release

Isabella Bank Corporation
139 East Broadway
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Announces Second Quarter 2018 Dividend
Mt. Pleasant, Michigan, May 30, 2018 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a second quarter cash dividend of $0.26 per common share at its regular meeting held on May 23, 2018. The dividend will be payable on June 29, 2018 to shareholders of record as of June 27, 2018. Based on ISBA’s closing stock price of $27.00 per share as of April 30, 2018, the annual dividend yield is 3.85%.

“I am pleased to announce our second quarter dividend of $0.26 per share which represents a 4.00% increase over the cash dividend paid for the second quarter of 2017. The Corporation continues to experience strong deposit and loan growth which is essential to our continued success and ability to increase shareholder value”, commented Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation.

Isabella Bank Corporation is headquartered in Mt. Pleasant, Michigan with total assets of $1.8 billion as of March 31, 2018. Isabella Bank, the banking subsidiary of Isabella Bank Corporation, was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 115 years. Isabella Bank has 29 banking locations and a loan production office throughout seven Mid-Michigan counties, including Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward-Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.